UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 6, 2011

CareFusion Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-34273	26-4123274
(Commission File Number)	(IRS Employer Identification Number)

3750 Torrey View Court, San Diego, California 92130

(Address of Principal Executive Offices, Including Zip Code)

(858) 617-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 6, 2011, CareFusion Corporation (the “Company”), entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent and swing line lender, Bank of America, N.A., as syndication agent, the other lenders party thereto and J.P Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book managers (the “Credit Agreement”), providing for unsecured revolving credit commitments in the aggregate amount of $550 million. The Credit Agreement has a five-year term, and amounts may be borrowed by the Company for working capital, capital expenditures and other lawful purposes. At the Company’s request and subject to certain conditions, the commitments under the Credit Agreement may be increased by up to $200 million to the extent that existing or new lenders agree to provide such additional commitments.

Borrowings under the Credit Agreement will bear interest at a rate per annum based upon the British Bankers Association LIBOR Rate or the alternate base rate, in each case plus an applicable margin, which varies based upon the Company’s debt ratings. The Credit Agreement also requires the Company to pay a quarterly commitment fee to the lenders under the Credit Agreement on the amount of the lender’s unused commitments thereunder based upon the Company’s debt ratings.

The Credit Agreement contains several customary covenants including, but not limited to, limitations on liens, subsidiary indebtedness, dispositions, and transactions with affiliates. In addition, the Credit Agreement contains financial covenants requiring the Company to maintain a consolidated leverage ratio of no more than 3.50:1.00 as of the end of any period of four fiscal quarters, and a consolidated interest coverage ratio of at least 3.50:1.00 as of the end of any period of four fiscal quarters. The Credit Agreement is subject to customary events of default, including, but not limited to, non-payment of principal or other amounts when due, breach of covenants, inaccuracy of representations and warranties, cross-default to other material indebtedness, certain ERISA-related events, certain voluntary and involuntary bankruptcy events, and change of control.

From time to time, the financial institutions party to the Credit Agreement have in the past performed, and may in the future perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

The representations, warranties and covenants contained in the Credit Agreement were made only for purposes of such agreement and as of the specific date set forth therein, were solely for the benefit of the parties to such agreement and may be subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Credit Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Credit Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Credit Agreement, which subsequent developments may not be fully reflected in the Company’s public disclosure.

Item 1.02	Termination of a Material Definitive Agreement

In connection with the entry into the Credit Agreement on July 6, 2011, the Company terminated its Three-Year Credit Agreement, dated as of July 1, 2009, by and among the Company, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., as syndication agents, the other lenders specified therein and Banc of America Securities LLC, J.P. Morgan Securities Inc., Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book managers. The Three-Year Credit Agreement provided for unsecured revolving credit commitments in the aggregate amount of $480 million, which would have expired on August 31, 2012.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of July 6, 2011, among CareFusion Corporation, JPMorgan Chase Bank, N.A., as administrative agent and swing line lender, Bank of America, N.A., as syndication agent, the other lenders party thereto and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book managers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CareFusion Corporation
(Registrant)

Date: July 6, 2011	By:	/s/ Joan Stafslien
		Name:	Joan Stafslien
		Title:	Executive Vice President, Chief Compliance Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of July 6, 2011, among CareFusion Corporation, JPMorgan Chase Bank, N.A., as administrative agent and swing line lender, Bank of America, N.A., as syndication agent, the other lenders party thereto and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book managers.